Attachment A

Continental Airlines' Quarterly Update

2003 Estimated Year-over-Year %Change
ASMs	1st Qtr.(E)	2nd Qtr.(E)	3rd Qtr.(E)	4th Qtr.(E)	Full Year(E)
Domestic Latin America Transatlantic Pacific Total Mainline System Continental Express	(3.4)% 3.7% 16.0% 13.7% 2.0% 25.5%	(5)% (1)% 8% 4% (1)% 29%	(5)% (3)% 4% 2% (2)% 33%	(4)% (2)% 6% 3% (1)% 36%	(4)% (1)% 8% 5% (1)% 31%

2003 Estimate
Load Factor	1st Qtr.(E)	Full Year(E)
Continental Continental Express	72 - 73% 59 - 60%	75 - 76% 64 - 65%

2003 Estimated Year-over-Year % Change
Mainline Jet Operating Statistics	1st Qtr.(E)	Full Year(E)
CASM CASM Holding Fuel Price Constant Fuel Gallons Consumed	3 - 4% (1) - 0% 1 - 2%	5 - 6% 3 - 4% (1) - 0%
2003 Estimated
	1st Qtr.(E)	Full Year(E)
Fuel Price (excluding fuel taxes)	87 - 90 cents	78 - 83 cents
Fuel Hedges	% of Volume Hedged	Wtd. Average Strike Price of Caps
First Quarter 2003	95%	$33.00/Barrel
2003 Estimated Amounts
Financial	1st Qtr.(E)	Full Year(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense Dividends on Preferred Stock of Trust	$225 Million $160 Million $115 Million $80 Million $2.4 Million	$905 Million $690 Million $460 Million $310 Million $9.6 Million

Cash Capital Expenditures	2003 Estimated Amounts ($Millions)
Fleet Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits	$100 120 110 $330 30 $360

Continental Airlines, Inc. Quarterly Tax Computation
Taxes on Consolidated Profit/(Loss) Tax Related to XJT Minority Interest Permanent Tax Differences Total Tax	Tax Rate of 36.8% XJT NI x Ownership 53% x 36.8% $ 3 Million Sum of the Above	Debit /(Credit) Debit Debit

Permanent tax differences are related to non-deductible per diems, meals and entertainment.

EPS Estimated Share Count

Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

First Quarter 2003 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $36 Between $19 - $36 Under $19	65.3 65.3 65.3	74.5 70.3 65.3	$3.6 $1.4 --

Full Year 2003 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $140 Between $75 - $140 Under $75	65.6 65.6 65.6	74.8 70.6 65.6	$14.2 $5.7 --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.